                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
                                             Commission Only (as permitted by
[X] Preliminary Proxy Statement              Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 ABC-NACO INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X] No fee required.

  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
     11.

  (1) Title of each class of securities to which transaction applies:
  ----------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
  ----------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  ----------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
  ----------------------------------------------------------------------------

  (5) Total fee paid:
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  [_] Fee paid previously with preliminary materials.
  ----------------------------------------------------------------------------

  [_] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:
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  (2) Form, schedule or registration statement no.:
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  (3) Filing party:
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  (4) Date filed:
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

                 PRELIMINARY COPY--FOR INFORMATION OF SEC ONLY


                                [ABC-NACO LOGO]
                                 ABC-NACO Inc.

                        335 Eisenhower Lane South

                         Lombard, Illinois 60148

                               May   , 2001

Dear Fellow Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of ABC-NACO Inc. to be held on June 21, 2001 at 9:00 a.m., local time, in the Shareholders' Room (21st Floor) of Bank of America Illinois, 231 S. LaSalle Street, Chicago, Illinois, 60604.

   Enclosed you will find a notice setting forth the business expected to come before the meeting, the proxy statement, a proxy card and a copy of the Company's Annual Report to Stockholders.

   Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. After reading the enclosed proxy statement, please complete, sign, date and promptly return the proxy card in the enclosed self-addressed envelope. No postage is required if it is mailed in the United States. Submitting the proxy card will not preclude you from voting in person at the meeting should you later decide to do so. Your cooperation in promptly submitting your proxy card is greatly appreciated.

   THE COMPANY'S BOARD OF DIRECTORS HAS CONSIDERED CAREFULLY EACH PROPOSAL SET FORTH IN THE PROXY STATEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH PROPOSAL. YOUR VOTE IN FAVOR OF PROPOSALS 3 AND 4 IS ABSOLUTELY ESSENTIAL. FAILURE TO OBTAIN APPROVAL OF PROPOSALS 3 AND 4 WILL HAVE A MATERAL ADVERSE EFFECT ON THE COMPANY AND YOUR INVESTMENT IN THE COMPANY. WE URGENTLY NEED YOUR APPROVAL.

   We look forward to seeing you at the meeting.

                                          Sincerely,

                                          Vaughn W. Makary

                                          Chief Executive Officer and
                                           President

                 PRELIMINARY COPY--FOR INFORMATION OF SEC ONLY

                                 ABC-NACO INC.

                        335 Eisenhower Lane South

                         Lombard, Illinois 60148

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       To be held on June 21, 2001

   The Annual Meeting of Stockholders of ABC-NACO Inc. (the "Company") will be held on June 21, 2001 at 9:00 a.m., local time, in the Shareholders' Room (21st Floor) of Bank of America Illinois, 231 S. LaSalle Street, Chicago, Illinois, 60604, for the following purposes:

  1. To elect four directors to serve for a term of three years;

  2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants;

  3. To approve the issuance and sale of 150,000 shares of a new series of convertible preferred stock and warrants to purchase up to 12,000,000 shares of common stock, as well as the issuance of the underlying shares of common stock issuable upon the conversion of the preferred stock and upon the exercise of the warrants;

  4. To approve an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock; and

  5. To transact any other business that may properly come before the meeting.

   The record date for the determination of the stockholders entitled to vote at the annual meeting, or any adjournments or postponements thereof, was the close of business on May 21, 2001. Additional information regarding the matters to be acted on at the annual meeting can be found in the accompanying proxy statement.

                                          By Order of the Board of Directors,

                                          Mark F. Baggio
                                          Vice President, General Counsel and
                                          Secretary
-------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD, FOR WHICH A RETURN ENVELOPE IS PROVIDED, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

                 PRELIMINARY COPY--FOR INFORMATION OF SEC ONLY

                                 ABC-NACO INC.

                        335 Eisenhower Lane South

                         Lombard, Illinois 60148

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON JUNE 21, 2001

                               ----------------

                                    GENERAL

   You are receiving this proxy statement and proxy card from us because you own shares of common stock or preferred stock of ABC-NACO Inc. (the "Company"). This proxy statement describes the proposals on which we would like you to vote. It also gives you information so that you can make an informed decision. We first mailed this proxy statement and proxy card to
stockholders on or about May    , 2001.

                             VOTING AT THE MEETING

Date, Time and Place of the Meeting

   We will hold the annual meeting in the Shareholders' Room (21st Floor) of Bank of America Illinois, 231 South LaSalle Street, Chicago, Illinois 60604, at 9:00 a.m., local time, on June 21, 2001.

Who Can Vote

   Record holders of the Company's common stock and preferred stock at the close of business on May 21, 2001 are entitled to notice of and to vote at the
meeting. On the record date,                           shares of common stock
were issued and outstanding and held by approximately           holders of
record, and 317,097.62 shares of the Company's Series B-1 Cumulative Convertible Participating Preferred Stock (the "Series B-1 Preferred Stock") were issued and outstanding and held by seven holders of record.

Quorum for the Meeting

   A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock and preferred stock of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. The inspector of election will treat directions to withhold authority, abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not have authority to vote the shares. In the event that a quorum is not present at the meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Votes Required

  . Proposal 1--Election of Directors: The four nominees for director who receive the greatest number of votes cast in person or by proxy by the holders of the outstanding shares of common stock and Series B-1 Preferred Stock at the annual meeting will be elected directors of the Company.

  . Proposal 2--Ratification of the Appointment of Independent Public
    Accountants: The ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 2001 requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the annual meeting.

  . Proposal 3--Approval of Securities Issuances: The proposal to approve the issuance and sale of 150,000 shares of a new series of convertible preferred stock, to be known as the Series C Cumulative Convertible Participating Preferred Stock (the "Series C Preferred Stock") and warrants to purchase up to 12,000,000 shares of common stock at an exercise price of $0.01 per share (the "Warrants"), as well as the issuance of the underlying shares of common stock issuable upon the conversion of the Series C Preferred Stock and upon the exercise of the Warrants (collectively, the "Securities Issuances") requires the affirmative votes of the holders of (i) a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the annual meeting and (ii) sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series B-1 Preferred Stock voting as a separate class.

  . Proposal 4--Approval of Amendment to the Restated Certificate of
    Incorporation to Increase the Number of Authorized Shares of Common
    Stock: The proposal to amend the Restated Certificate of Incorporation to increase the number of authorized shares of common stock (the "Charter Amendment") requires the affirmative votes of the holders of (i) a majority of the outstanding shares of common stock and (ii) sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series B-1 Preferred Stock voting as a separate class.

   Holders of shares of common stock are entitled to one vote on each matter to be considered at the meeting for each share of common stock owned on the record date. Holders of shares of Series B-1 Preferred Stock are entitled to one vote on Proposal 3 (Approval of the Securities Issuances) and Proposal 4 (Approval of the Charter Amendment), and approximately 11 votes on Proposal 1 (Election of Directors), in each case for each share of Series B-1 Preferred Stock owned on the record date. Directors, executive officers and the largest stockholder of the Company have agreed to vote a total of at least 6,069,244 shares or 30.54% of the outstanding common stock in favor of Proposals 1, 3 and 4 at the annual meeting.

   Abstentions may be specified on all proposals except the election of directors. Abstentions will be counted as present for purposes of the proposal on which the abstention is noted and, thus, have the effect of a vote against the proposal. With regard to the election of directors, votes may be cast in favor of or withheld with respect to any or all of the four nominees; votes that are withheld will be excluded entirely from the vote and will have no effect. Shares represented by a proxy as to which there is a broker non-vote or a proxy in which authority to vote for any matter considered is withheld will have no effect on the vote for Proposal 2 (Ratification of the Appointment of the Independent Public Accountants) or Proposal 3 (Approval of the Securities Issuances), but will have the effect of a vote against Proposal 4 (Approval of the Charter Amendment). Votes will be tabulated by American Stock Transfer and Trust Company, the Company's transfer agent.

How You Can Vote

   You may attend the annual meeting and vote your shares in person. You also may choose to submit your proxies by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the annual meeting. If your shares are held in "street name" (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a proxy from the record holder to vote at the annual meeting.

How You May Revoke or Change Your Vote

   You can revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

  . Submitting a later-dated proxy by mail.

  . Sending a written notice, including by telegram or telecopy, to the Secretary of the Company. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the meeting to:

        ABC-NACO Inc.

        335 Eisenhower Lane South

        Lombard, IL 60148
        Attention: Secretary

  . Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You must also vote your shares at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

Costs of Solicitation

   The Company will pay the costs of soliciting proxies. The Company has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies and to verify certain records to the solicitations. The Company will pay Georgeson Shareholder a fee of $3,500 as compensation for its services and will reimburse it for its related out-of-pocket expenses.

   In addition to solicitation by mail, the directors, officers and employees of the Company may also solicit proxies from stockholders by telephone, telecopy, telegram or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

                       PROPOSAL 1--ELECTION OF DIRECTORS

Introduction

   The Board of Directors is divided into three classes of directors, with Class I and Class II currently consisting of two directors each and Class III currently consisting of four directors. At each annual meeting of the stockholders, a class of directors is elected for a term expiring at the third succeeding annual meeting of stockholders after its election, to succeed that class of directors whose term then expires. Each director shall hold office until his or her successor has been duly elected and qualified, or until the director's earlier resignation, death or removal.

   The Board of Directors has nominated Daniel W. Duval, Jean-Pierre M. Ergas, James L. Luikart and Vaughn W. Makary for election as Class III directors at this annual meeting to serve for a term ending at the 2004 annual meeting of stockholders and until their successors have been duly elected and qualified. The Company has inquired of each nominee and has ascertained that each will serve if elected. While the Board of Directors does not anticipate that any of the nominees will be unable to stand for election as a director at the annual meeting, if that is the case, proxies will be voted in favor of such other person or persons designated by the Board of Directors. The remaining four directors named below will continue in office.

   Set forth below is a brief description of the background of the nominees for election as directors and of the directors continuing in office.

Class III Director Nominees Term Expiring in 2004

   Daniel W. Duval. Mr. Duval, age 64, has served as non-executive Chairman of the Board since April 2001, and has been a director of the Company since February 1999. Prior thereto, Mr. Duval served as a director of NACO, Inc. since 1995. Mr. Duval was President and Chief Executive Officer and a director of Robbins & Myers, Inc., a manufacturer of fluid management equipment for process industries, from 1986 to 1998 and was

Vice Chairman and a director until his retirement from Robbins & Myers, Inc. on December 31, 1999. Prior to that time, Mr. Duval was President and Chief Operating Officer of Midland-Ross Corporation, a diversified industrial manufacturing company. Mr. Duval also serves as a director of Arrow Electronics Inc., Gosiger, Inc., National City and The Manitow Co. Inc.

   Jean-Pierre M. Ergas. Mr. Ergas, age 61, has served as a director of the Company since February 1999. Prior thereto, Mr. Ergas served as director of ABC Rail Products Corporation since July 1995. Since January 1, 2000, Mr. Ergas has been Chairman and Chief Executive Officer of BWAY Corporation, a manufacturer of metal containers. Prior to that time, Mr. Ergas was the Executive Vice President of Alcan Aluminum Limited ("Alcan"), an international manufacturer of aluminum. From June 1995 to January 1996, Mr. Ergas served as Senior Advisor to the Chief Executive Officer of Alcan. During 1994, Mr. Ergas served as a trustee in residence of DePaul University. From 1991 to 1993, Mr. Ergas served as Chairman and Chief Executive Officer of American National Can Company ("ANC"),a manufacturer of consumer goods packaging. From 1989 to 1991, Mr. Ergas served as Chief Executive Officer of ANC. Mr. Ergas also serves as a director of Brockway Standard Inc. and Dover Corporation.

   James L. Luikart. Mr. Luikart, age 55, has served as Executive Vice President of FS Private Investments LLC (the manager of Furman Selz Investors II L.P. and FS Parallel Fund L.P. and the managing member of FS Employee Investors LLC) and its predecessor since 1995 and FS Private Investments III LLC (manager of ING Furman Selz Investors III L.P. and ING Barings Global Leveraged Equity Fund Ltd. and the managing member of ING Barings U.S. Leveraged Equity Plan LLC) since 2000. Mr. Luikart also serves as a director of Ascent Pediatrics, Inc.

   Vaughn W. Makary. Mr. Makary, age 51, has been a director of the Company since April 2001. Mr. Makary has served as Chief Executive Officer of the Company since April 2001 and as President since February 1999, and was Chief Operating Officer from February 1999 to April 2001. Prior thereto, Mr. Makary served as President and Chief Operating Officer of NACO, Inc. from 1988 to February 1999 and as a director of NACO, Inc. from 1993 to February 1999.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES TO THE BOARD OF DIRECTORS.

Class I Directors Continuing in Office Term Expiring in 2002

   James E. Martin. Mr. Martin, age 74, has served as a director of the Company since February 1999. Prior thereto, Mr. Martin served as a director of ABC Rail Products Corporation since July 1995. From May 1995 until December 1995, Mr. Martin served as the Senior Vice President, Operations of Chicago and North Western Railway Company, a freight railway company. From April 1994 to May 1995, he served as Executive Vice President, Operations of Chicago and North Western Transportation Company. From 1989 to March 1994, Mr. Martin was the President of The Belt Railway Company of Chicago. From April 1983 to December 1988, Mr. Martin served as President/Chief Operating Officer of Illinois Central Railroad.

   Willard H. Thompson. Mr. Thompson, age 72, has served as a director of the Company since February 1999. Prior thereto, Mr. Thompson served as a director of NACO, Inc. since 1988. Mr. Thompson has been an owner and a senior transport consultant of Transport Specialty Group of California, Inc., a transportation consulting company, since 1988. Mr. Thompson has also served as a railroad transport/intermodal specialist for the World Bank.

Class II Directors Continuing in Office--Term Expiring in 2003

   Richard A. Drexler. Mr. Drexler, age 53, has served as a director of the Company since February 1999. Prior thereto, Mr. Drexler served as a director of NACO, Inc. since 1995. Since 1993, Mr. Drexler has served as Chairman, Chief Executive Officer and President of Allied Products Corporation.

   George W. Peck IV. Mr. Peck, age 69, has served as a director of the Company since February 1999. Prior thereto, Mr. Peck served as a director of ABC Rail Products Corporation since August 1991. Mr. Peck served as a principal of Kohlberg & Co., L.L.C., a New York merchant banking firm ("Kohlberg"), from 1987 to 1997 and as a special limited principal with Kohlberg from 1997 to present. From 1963 to 1987, Mr. Peck was a Director and Vice President of Canny, Bowen Inc., an executive recruiting firm. Mr. Peck serves as a director of Simplicity Manufacturing Company.

Board of Directors Meetings and Committees

   The Board of Directors held six (6) meetings in 2000. The Company has standing Audit and Compensation Committees. The Company does not have a Nominating Committee.

   Audit Committee. The Audit Committee is responsible for recommending annually to the Board of Directors the appointment of the Company's independent public accountants; discussing and reviewing the scope and the fees of the prospective annual audit; reviewing the results thereof with the Company's independent public accountants; reviewing compliance with existing major accounting and financial policies of the Company; reviewing the adequacy of the Company's financial organization; reviewing management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices; reviewing and approving (with the concurrence of a majority of the Company's independent directors) transactions, if any, with affiliated parties; and performing such other duties as set forth in the "Audit Committee Charter," a copy of which is attached as Exhibit A to this proxy statement. The Audit Committee is currently comprised of Messrs. Ergas (Chairman), Drexler and Martin, each of whom is currently an "independent director," as that term is defined by the applicable rules of the National Association of Securities Dealers, Inc. The Audit Committee held six (6) meetings in 2000.

   Compensation Committee. The Compensation Committee is responsible for establishing the Company's executive officer compensation policies and for administering these policies. The Compensation Committee is currently comprised of Messrs. Peck (Chairman) and Thompson. The Compensation Committee held four (4) meetings in 2000.

   During 2000, each of the Company's current directors attended at least 75% of the meetings of the Board of Directors and the Committees on which he served (during the period that he served).

Compensation of Directors

   During 2000, the Company's directors who are not employees of the Company were paid an annual retainer of $25,000 and a fee of $1,500 per day for attending each meeting of the Board of Directors and each meeting of any committee of which they were a member. All directors are reimbursed for expenses incurred in connection with their attendance at board and committee meetings. Non-employee directors are eligible to participate in the Company's 1999 Omnibus Stock Plan, and in 2000, each non-employee director was granted stock options to purchase 5,000 shares of the Company's common stock at an exercise price of $6.3203 per share. The Company and Mr. Drexler entered into an agreement on February 27, 2001 pursuant to which Mr. Drexler serves as a full-time business consultant to the Company through August 2001 for compensation of approximately $42,000 per month.

                            EXECUTIVE COMPENSATION

Summary

   The following table shows the compensation of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers for services rendered in all capacities to the Company and its subsidiaries for the periods shown below.

                          SUMMARY COMPENSATION TABLE

                                                        Long-Term
                            Annual Compensation        Compensation
                         ----------------------------- ------------
                           Fiscal                         Awards
                           Year/                        Securities   All Other
Name and Principal       Transition    Salary   Bonus   Underlying  Compensation
Position                 Period (1)      ($)     ($)   Options (#)    ($) (2)
------------------       ----------    ------- ------- ------------ ------------
Joseph A. Seher                2000    505,623       0    35,000        2,450
 (Former Chairman of the 8/99-12/99(4) 188,657       0         0        3,267
 Board and Chief
  Executive                    1999(5) 209,925 173,488         0            0
 Officer) (3)                  1998        N/A     N/A       N/A          N/A
Donald W. Grinter              2000    200,421       0    35,000      258,212
 (Former Chairman        8/99-12/99(4) 139,903       0         0            0
 of the Board) (6)             1999    315,000 111,510    35,000        8,592
                               1998    301,664 197,280         0        8,592
Vaughn W. Makary               2000    380,160       0    35,000        6,970
 Chief Executive Officer 8/99-12/99(4) 158,400       0         0            0
 and President (7)             1999(5) 162,398 112,147    35,000        5,229
                               1998        N/A     N/A       N/A          N/A
John W. Waite                  2000    319,242       0    35,000        6,871
 Executive Vice
  President and          8/99-12/99(4) 118,248       0         0            0
 Chief Administrative
  Officer                      1999(5) 132,285  80,351    35,000        4,787
                               1998        N/A     N/A       N/A          N/A
James P. Singsank (8)          2000    188,855       0    20,000        6,917
 Senior Vice President
  and                    8/99-12/99(4)  71,485       0         0        2,099
 Chief Financial Officer       1999    145,268  37,949    20,000        4,461
                               1998        N/A     N/A       N/A          N/A

--------

(1) In 1999, the Company changed its fiscal year-end to December 31 from July
    31. In accordance with the rules of the Securities and Exchange Commission, compensation information is presented for the most recent full fiscal year (January 1, 2000 through December 31, 2000, referred to as "2000"), the transition period (August 1, 1999 through December 31, 1999, referred to as "8/99-12/99" or the "Transition Period"), and the two prior full fiscal years (August 1, 1998 through July 31, 1999, referred to as "1999," and August 1, 1997 through July 31, 1998, referred to as "1998").

(2) Amounts shown for all persons other than Mr. Grinter represent employer matching contributions under the Company's Savings and Investment 401(k) Plan (the "401(k) Plan"). Amounts shown for Mr. Grinter include (i) $4,092 in 2000, 1999 and 1998 for premiums paid on a life insurance policy on Mr. Grinter's life, of which Mr. Grinter's spouse is the beneficiary; (ii) employer matching contributions in 2000, 1999 and 1998 of $7,400, $4,500 and $4,500, respectively, under the 401(k) Plan; and (iii) $184,534 in 2000 pursuant to the Company's severance program and $62,186 in 2000 from a non-qualified deferred compensation program.

(3) Mr. Seher served as Chairman of the Board of the Company from September 20, 2000 and as Chief Executive Officer from February 19, 1999 until his resignation from both offices in April 2001.

(4) Amounts shown in the salary column represent compensation paid for the Transition Period. No bonuses were paid to the named executive officers for the Transition Period. Salary paid for the twelve-month period ended December 31, 1999 to the named executive officers was in order of appearance $462,126, $319,903, $373,075, $314,052, and $163,418,
    respectively.

(5) Information for Messrs. Seher, Makary and Waite in 1999 reflects only compensation paid to such persons by the Company after February 19, 1999 (the effective date of the merger between ABC Rail Products Corporation and NACO, Inc., referred to as the "Merger"). Prior to the Merger, Messrs. Seher, Makary and Waite were directors and/or executive officers of NACO, Inc., and not the Company, and, accordingly, no compensation information is reflected in the table for them prior to the Merger in 1999 or in 1998.

(6) Mr. Grinter served as Chairman of the Board of the Company from February 19, 1999 until his resignation in September 2000.

(7) Mr. Makary became Chief Executive Officer and President of the Company in April 2001.

(8) Mr. Singsank became Senior Vice President and Chief Financial Officer of the Company on July 6, 1999 and, accordingly, no compensation information is reflected in the table for Mr. Singsank in 1998.

Option Grants in 2000

   The following table sets forth certain information as to options to purchase common stock granted to the named executive officers during 2000, and the potential realizable value of each grant of options, assuming that the market price of the underlying common stock appreciates in value during the ten-year option term at annualized rates of 5% and 10%.

                                      Individual Grants
                         --------------------------------------------
                                                                         Potential
                                                                        Realizable
                                                                         Value at
                                                                      Assumed Annual
                                                                      Rates of Stock
                                                                           Price
                                                                       Appreciation
                                                                      for Option Term
                                                                            (3)
                                                                      ---------------
                         Number of
                         Securities  Percent of   Exercise
                         Underlying Total Options or Base
                          Options    Granted to    Price
Name and Principal        Granted   Employees in   ($/Sh)  Expiration
Position                   (1)(#)       2000        (2)       Date    5% ($)  10% ($)
------------------       ---------- ------------- -------- ---------- ------- -------
Joseph A. Seher.........   35,000       10.39%    6.95230   6/21/10   153,031 387,806
Donald W. Grinter.......   35,000       10.39%    6.32030   6/21/10   139,119 352,552
Vaughn W. Makary........   35,000       10.39%    6.32030   6/21/10   139,119 352,552
John W. Waite...........   35,000       10.39%    6.32030   6/21/10   139,119 352,552
James P. Singsank.......   20,000        5.93%    6.32030   6/21/10    79,497 201,458

                             OPTION GRANTS IN 2000
--------

(1) All options granted in 2000 to the named executive officers were made pursuant to the Company's 1999 Omnibus Stock Plan. All such options become exercisable in annual cumulative installments of 33 1/3%, commencing one year from date of grant, with full vesting occurring on the third anniversary date of the date of grant. Vesting may be accelerated as a result of certain changes in control of the Company.

(2) All options were granted at market value on the date of grant, based on the closing price of the common stock on The Nasdaq Stock Market as reported in The Wall Street Journal, except for substantial stockholders," as defined in Section 7 of the 1999 Omnibus Stock Plan, who are provided option grants with an exercise price equal to the fair market value plus 10%.
(3) Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. These amounts assume annual compounding results in total appreciation of approximately 63% (5% per year) and approximately 159% (10% per year). There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises in 2000

   The table below sets forth certain information as to the value of unexercised options held by each of the named executive officers as of December 31, 2000. No named executive officer exercised any options in 2000.

                    AGGREGATED OPTION EXERCISES IN 2000 AND
                         FISCAL YEAR-END OPTION VALUES

                                                 Number of Securities      Value of Unexercised
                                                Underlying Unexercised     In-The-Money Options
                                                   Options at Fiscal      at Fiscal Year-End ($)
                            Shares                     Year-End                     (1)
                         Acquired on   Value   ------------------------- -------------------------
                         Exercise (#) Realized Exercisable Unexercisable Exercisable Unexercisable
                         ------------ -------- ----------- ------------- ----------- -------------
Joseph A. Seher.........     -0-        -0-          -0-      35,000         -0-          -0-
Donald W. Grinter.......     -0-        -0-      103,667      58,333         -0-          -0-
Vaughn W. Makary........     -0-        -0-       11,667      58,333         -0-          -0-
John W. Waite...........     -0-        -0-       11,667      58,333         -0-          -0-
James P. Singsank.......     -0-        -0-       36,667      33,333         -0-          -0-

--------

(1) Represents the difference between $5.92 (the average of the high and low sale prices of the common stock on The Nasdaq Stock Market as reported in The Wall Street Journal on December 31, 2000) and the option exercise price, multiplied by the number of shares of common stock covered by the options held.

Severance and Other Arrangements

   The Company has severance and change in control arrangements with Messrs. Makary, Waite, and Singsank (the "Executives"). Each arrangement provides, among other things, that if the Company terminates an Executive's employment other than for cause (as defined in the agreement), the Company will be obligated to pay the Executive the following amounts as severance: (1) two times the Executive's base salary as of the termination date; (2) the Executive's pro rata bonus for the year in which he is terminated; and (3) certain car allowances and outplacement service fees. In addition, the Company must continue the Executive's medical benefits and insurance coverage until the earlier of the date the Executive reaches age 65 and the date, if applicable, at which the Executive receives similar benefits from a new employer. If an Executive is terminated by the Company other than for cause or the Executive terminates his employment with the Company for good reason (as defined in the agreement) within three years of a change in control (as defined in the agreement), the Executive will be entitled to all of the foregoing severance payments and benefits plus a payment equal to the larger of (A) two times the average bonus paid to the Executive during the two fiscal years prior to his termination and (B) two times the bonus the Executive otherwise would have earned based on the Executive's current salary multiplied by the targeted bonus percentage for the Executive for the year in which he was terminated. If severance payments to an Executive would result in the imposition of an excise tax on the payments, the Company will also reimburse the Executive for the excise tax plus the income and excise taxes thereon.

   Effective July 1, 2000, the Company entered into severance and non-competition agreements with Mr. Grinter in connection with his termination of employment. The Company agreed to provide Mr. Grinter with, among other things, (i) continued salary for fifty-one (51) months, (ii) continued participation in the Company's benefit plans until the earlier of age 65 or the date Mr. Grinter receives similar benefits from a new employer and (iii) car allowance and outplacement services for twenty-four (24) months. In April 2001, the Company entered into severance and non-competition agreements with Mr. Seher in connection with his resignation in April 2001 as Chairman of the Board and Chief Executive Officer of the Company on terms substantially similar to the terms of Mr. Grinter's agreements described above.

Compensation Committee Report on Executive Compensation

   The Compensation Committee has furnished the following report on executive compensation to the stockholders of the Company. This report is not and will not be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

   Committee. The Compensation Committee currently consists of Messrs. Peck and Thompson, each of whom is a non-employee director of the Company. Mr. Duval served as Chairman of the Compensation Committee until April 2001 when he became non-executive Chairman of the Board of the Company. The Committee is responsible for reviewing and approving annual salaries and bonuses for all officers and administering the Company's stock option plans.

   Compensation Policy and Objectives. The primary goal of the Company's Compensation Committee is to assure that the compensation provided to the Company's executive officers is linked to the Company's business strategies and objectives, thereby aligning the financial interests of senior management with those of the stockholders. Beyond that, the priorities of the Compensation Committee are to assure that the Company's executive compensation programs enable the Company to attract, retain and motivate the high caliber of executives required for the success of the Company's business. These objectives are achieved through a variety of compensation programs, summarized below, which support both the current and long-term performance of the Company's business.

   The Committee evaluates the competitiveness of its executive compensation programs using information drawn from a variety of sources, including published survey data, information supplied by consultants, and the Company's own experience in recruiting and retaining executives. While there is no set peer group against which compensation has been or will be measured, the Committee reviews broad based industry salary data for manufacturing companies with sales in the Company's range and, when available, examines industry-specific data relative to a particular position.

   The Committee is cognizant of provisions under Section 162(m) of the Internal Revenue Code which limit the deductibility of certain compensation expenses. Section 162(m) did not limit the deductibility of any compensation paid by the Company in 2000.

   The following are the criteria considered by the Committee and the Board of Directors in establishing the Company's compensation programs for its executive officers and the factors considered in determining the compensation of the Company's chief executive officer in 2000.

   Base Salary. Base salaries for executive officers were determined by evaluating the responsibilities of the position, historical salary increases, market levels for similar positions and Company performance. Individual salaries varied somewhat below or above the prevailing market rates based upon the individual's performance and contribution to Company success and tenure on the job. Salaries are reviewed on an annual basis and adjusted as necessary based primarily upon individual performance with consideration given to each executive's total compensation package. Base salaries for 2000 were determined using these criteria.

   Annual Incentives. During 2000, executive officers that were employed by the Company had the opportunity to earn annual bonuses ranging from 30% to 60% of base salary ("Annual Bonuses") based on a combination of targeted earnings per share and return on managed assets established by the Board of Directors. The target amounts were established shortly before the start of 2000 and were evaluated by the Committee after the end of 2000. Over time, the Company has found that linking executive pay principally to the Company's earnings per share ties the executive's interests and rewards to those of the stockholder. No Annual Bonuses for 2000 were to be paid to executive officers on the earnings per share component unless the Company achieved 80% of the target. No Annual Bonuses for 2000 were to be paid to executive officers on the return on managed assets component unless the Company achieved 85% of the target. Since neither the minimum level of targeted earnings per share nor return on managed assets was achieved, the Company did not pay Annual Bonuses for 2000 to its executive officers.

   Long-Term Incentives. To further align the interests of stockholders and management, the Company grants stock options to its executive officers. The number of shares awarded is established and reviewed from time to time by the Compensation Committee on the basis of subjective factors. The exercise price is equal to the fair market value of the stock on the date of grant. The options are exercisable for periods determined by the Compensation Committee of the Board of Directors and expire ten years from the date of grant. Such stock options provide incentive for the creation of stockholder value since the full benefit of the compensation package cannot be realized unless the price of the common stock appreciates.

   CEO Compensation. Mr. Seher served as Chief Executive Officer of the Company since the date of the Merger on February 19, 1999 and Chairman of the Board since September 2000, in each case until his resignation in April 2001. Mr. Seher's base salary for 2000 was determined based on the vital importance of the Chief Executive Officer position and his overall service and performance on behalf of the Company. Mr. Seher also participated in the Annual Bonus program described above. No Annual Bonus was awarded to Mr. Seher in 2000 since the Company's performance goals were not met.

   Conclusion. The Committee believes that a high caliber, motivated management team is critical to sustained business success. Placing a significant portion of the total potential compensation for the named executive officers "at risk" and payable based on performance-based variables motivates and focuses management on its pay-for-performance policy which links executive rewards to stockholder returns.

   This report is submitted on behalf of the Compensation Committee:

                            George W. Peck, IV (Chairman)
                            Willard H. Thompson

             EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

   During 2000, the Compensation Committee was comprised of Daniel W. Duval (Chairman), George W. Peck, IV and Willard H. Thompson and is currently comprised of Messrs. Peck (Chairman) and Thompson. No executive officer of the Company served as a member of the compensation committee or as a director of any other entity that has an executive officer who serves on the Compensation Committee or is a director of the Company.

                           CERTAIN BENEFICIAL OWNERS

   The following table sets forth certain information as to the beneficial ownership of shares of common stock of each person or group known to the Company as of April 30, 2001 (or such other date noted below) to be the beneficial owner of more than 5% of any class of the Company's voting securities. Each beneficial owner has sole investment and voting power with respect to the shares of common stock set forth below.

                                                  Number of     Percent of Class
      Name and Address of Beneficial Owner         Shares         Outstanding
      ------------------------------------       -----------    ----------------
      Joseph A. Seher...........................   4,987,424(1)      25.09%
      1520 N. Dearborn Parkway
      Chicago, IL 60610

      State of Wisconsin Investment Board.......   1,125,000(2)       5.66%
      P.O. Box 7842
      Madison, WI 53707

      State Street Research and Management Co...   1,285,700(3)       6.47%
      One Financial Center
      Boston, MA 02111

      Wellington Management Company, LLP........   1,294,400(4)       6.51%
      75 State Street
      Boston, MA 02109

      ICM Asset Management, Inc.................   1,403,105(5)       7.06%
      601 W. Main Avenue, Suite 600
      Spokane, WA 99201

      FS Private Investments LLC                                     15.05%
      FS Private Investments III LLC............ 3,523,306.8(6)
      520 Madison Avenue 8th Floor
      New York, NY 10022

--------

(1) Includes 2,436,000 shares held by the Seher Family Limited Partnership, for which Mr. Seher and his wife are the sole general partners and which Mr. Seher, his wife, the Deborah Jill Seher Trust and the Amy Marie Seher Trust are the sole limited partners. Such shares are owned indirectly through Mr. Seher's position as a general partner in the Seher Family Limited Partnership. Also includes 11,667 shares subject to outstanding options which are exercisable as of or within 60 days of April 30, 2001.

(2) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001 by State of Wisconsin Investment Board.

(3) Based on information provided to the Company on March 16, 2001 by an outside service bureau.

(4) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001 by Wellington Management Company, LLP.

(5) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 6, 2001 by ICM Asset Management, Inc.

(6) Represents the number of shares of common stock into which the 317,097.62 shares of Series B-1 Preferred Stock owned by funds managed by FS Private Investments LLC and FS Private Investments III LLC were convertible as of May 2, 2001.

   The following table sets forth information as of April 30, 2001 as to the beneficial ownership of shares of common stock of each director, each nominee for director, and each named executive officer, individually, and all directors and executive officers of the Company, as a group. In general, "beneficial ownership" includes those shares that a director, director nominee or executive officer has the power to vote or transfer, as well as (1) shares that may be obtained within 60 days by any such person upon the exercise of options and (2) shares owned by immediate family members that reside with any such person. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth below.

                                                     Percent of Class
      Name of Beneficial Owner   Number of Shares      Outstanding
      ------------------------   ----------------    ----------------
      Richard A. Drexler......         22,400(1)            *
      Daniel W. Duval.........         24,400(1)(2)         *
      Jean-Pierre M. Ergas....         30,000(1)            *
      Donald W. Grinter.......        354,367(1)          1.77%
      Vaughn W. Makary........        486,538(1)          2.44%
      James E. Martin.........         42,000(1)(3)         *
      George W. Peck IV.......         23,000(1)            *
      James P. Singsank.......         54,000(1)            *
      Willard H. Thompson.....         17,314(1)            *
      John W. Waite...........        356,068(1)          1.78%
      All directors and
       executive officers
       as a group.............      1,391,687(1)           6.9%

--------
   *Less than one percent of the Company's outstanding common stock.

(1) Includes shares subject to outstanding options which are exercisable as of or within 60 days of April 30, 2001 as follows: Mr. Drexler, 5,000 shares; Mr. Duval, 5,000 shares; Mr. Ergas, 15,000 shares; Mr. Grinter, 127,000 shares; Mr. Makary, 35,000 shares; Mr. Martin, 15,000 shares; Mr. Peck, 15,000 shares; Mr. Singsank, 50,000 shares; Mr. Thompson, 5,000 shares; Mr. Waite, 35,000 shares; and all directors and executive officers as a group, 307,000 shares.

(2) Includes 2,000 shares owned of record by his spouse.

(3) Includes 12,000 shares held in an irrevocable trust created for the benefit of Mr. Martin's grandchildren, with respect to which Mr. Martin shares investment power with the trustee, who is his daughter.

                     COMMON STOCK PRICE PERFORMANCE GRAPH

   The following common stock price performance graph compares the yearly change in the Company's cumulative total stockholder returns on its common stock during the Company's last five fiscal years and the Transition Period with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Railroads Index ("S&P Railroads"), assuming the investment of $100 on July 31, 1995 and the reinvestment of dividends (rounded to the nearest dollar).

[Logo graph appears here]

                      7/31/95 7/31/96 7/31/97 7/31/98 7/31/99 12/31/99 12/31/00
                      ------- ------- ------- ------- ------- -------- --------
ABC-NACO INC......... $100.00 $ 83.09 $ 71.01 $ 55.07 $ 77.29 $ 31.88  $ 23.43
S&P 500 INDEX........ $100.00 $116.57 $177.34 $211.54 $254.28 $282.70  $256.97
RAILROADS-500........ $100.00 $112.65 $163.41 $128.70 $148.27 $120.10  $129.82

   This performance graph is presented in accordance with requirements of the Securities and Exchange Commission ("SEC"), but is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934. We caution you not to draw any conclusions from the data in the graph, as past results do not necessarily indicate future performance.

                            AUDIT COMMITTEE REPORT

   In accordance with rules recently adopted by the SEC, the Audit Committee of the Company states that:

  . The Audit Committee has reviewed and discussed with management and Arthur
    Andersen LLP, the Company's independent public accountants, the Company's audited financial statements for the year ended December 31, 2000;

  . The Audit Committee has discussed with Arthur Andersen LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standard No. 61, as modified or supplemented; and

  . The Audit Committee has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit

   Committees"), as modified or supplemented, and has discussed with Arthur Andersen LLP the independent public accountant's independence.

   Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2000 for filing with the SEC.

   This report is submitted on behalf of the members of the Audit Committee:

                                         Jean-Pierre M. Ergas, Chairman
                                         Richard A. Drexler
                                         James E. Martin

 PROPOSAL 2--RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT
             PUBLIC ACCOUNTANTS

General

   Subject to ratification by the stockholders, the Board of Directors has reappointed Arthur Andersen LLP as independent public accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2001. If the stockholders should fail to ratify the appointment of the independent accountants, the Board of Directors would reconsider the appointment.

   It is expected that representatives of Arthur Andersen LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

Audit Fees

   The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $837,000.

All Other Fees

   The aggregate fees billed by Arthur Andersen LLP for services rendered to the Company, other than the services described above under "Audit Fees," for the year ended December 31, 2000 were $832,000.

   The Audit Committee of the Company's Board of Directors has considered whether the provision of the non-audit services referred to under "All Other Fees" by Arthur Andersen LLP is compatible with maintaining the principal accountant's independence.

 PROPOSAL 3--APPROVAL OF THE ISSUANCE AND SALE OF 150,000 SHARES OF SERIES C
             PREFERRED STOCK AND WARRANTS TO PURCHASE UP TO 12,000,000 SHARES OF COMMON STOCK, AS WELL AS THE ISSUANCE OF THE UNDERLYING SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE SERIES C PREFERRED STOCK AND UPON THE EXERCISE OF THE WARRANTS

Introduction

   On April 17, 2001, the Company entered into a Series C Preferred Stock and Common Stock Warrant Purchase Agreement dated as of April 17, 2001 (the "Purchase Agreement") with certain investment funds (the "FS Funds") managed by FS Private Investments LLC and FS Private Investments III LLC. Pursuant to the Purchase Agreement, the Company agreed to issue and sell to the FS Funds in exchange for $15,000,000 in cash (i) an aggregate of 150,000 shares of Series C Preferred Stock, initially convertible into 6,000,000 shares of common stock, (ii) immediately exercisable warrants to purchase 6,000,000 shares of common stock at an exercise price of $0.01 per share (the "Closing Warrants") and (iii) upon certain conditions, additional warrants to purchase up to 6,000,000 shares of common stock at an exercise price of $0.01 per share (the "Additional Warrants," and together with the Closing Warrants, the "Warrants").

   The Company is seeking your approval of the issuances of the Series C Preferred Stock, the Warrants and the underlying shares of common stock issuable upon the conversion of the Series C Preferred Stock and upon the exercise of the Warrants (collectively, the "Securities Issuances"), as contemplated by the Purchase Agreement. The Board of Directors has unanimously approved the Securities Issuances and recommends that the stockholders of the Company vote in favor of the Securities Issuances. As described below, the Company entered into the Purchase Agreement and a series of related agreements with the FS Funds (including an exchange agreement pursuant to which the Company issued the Series B-1 Preferred Stock in exchange for all outstanding shares of its Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock")), and separate agreements with the Company's bank group, in each case to address the Company's deteriorating business and financial condition and to provide the Company with the necessary financing and support to operate for the foreseeable future. The receipt of stockholder approval of the Securities Issuances is a condition to the closing of the Purchase Agreement, and, as set forth below under "--Nasdaq Stockholder Approval Requirements," is required by the rules of the National Association of Securities Dealers, Inc. ("NASD"). The failure to obtain stockholder approval will prevent the consummation of the Securities Issuances, which, in turn, will trigger an "Event of Default" under the Amended Credit Facility (as described below). Accordingly, the failure to obtain stockholder approval of Proposal 3 will have a material adverse effect on the Company and your investment in the Company.

Recent Developments

   The Company has experienced increasing cash flow problems since the second half of 2000. Some of the Company's businesses have been adversely affected by several industry issues, including, among other things, a decline in the new railcar building industry, higher fuel costs and a general decline in growth in the United States economy. Due to these conditions, the Company's financial condition deteriorated, which, in turn, reduced the Company's operating flexibility. This deterioration became more severe in the fourth quarter of 2000 and early 2001, with significant and adverse consequences to the Company, including:

  . At December 31, 2000 and at March 31, 2001, the Company was not in compliance with several financial covenants and other provisions under its then current credit facility with its bank group. As a result, under applicable accounting rules, all outstanding borrowings under that credit facility were required to be reflected as short-term obligations in the Company's financial statements for the fiscal year ended December 31, 2000.

  . At December 31, 2000, the Company was not in compliance with the Consolidated Net Worth covenant under the Indenture relating to its $75 million of senior subordinated notes (the "Notes"), and at March 31, 2001, the Company was not in compliance with either the Operating Coverage Ratio or Consolidated Net Worth covenants under that Indenture. As a result, under applicable accounting rules, the Notes were required to be reflected as short-term obligations in the Company's financial statements for the fiscal year ended December 31, 2000.

  . The Company's accounting firm, Arthur Andersen LLP, issued an opinion on the Company's financial statements for the fiscal year ended December 31, 2000 that states that the then current circumstances of the Company raise substantial doubt about the Company's ability to continue as a going concern.

  . On April 20, 2001, Fitch, Inc. lowered its ratings on the Company's senior secured debt under its bank credit facility to "B" from "BB-" and on the Company's Notes to "CCC" from "B," with all such ratings remaining on "Rating Watch Negative."

   The Company has responded to its deteriorating business and financial condition by taking actions designed to improve its long-term viability as a business concern. Principal among these actions are the Company's entering into the Purchase Agreement and taking the additional significant steps set forth below:

   FS Funds' $15 Million Debt Financing. On May 2, 2001, the Company closed a transaction with the FS Funds pursuant to which the FS Funds provided $15 million in financing to the Company in the form of short-term senior secured notes (the "FS Funds Bridge Notes"). Upon receipt of the (i) consent of the holders of the Company's Notes to certain amendments to the Indenture and a waiver of all existing defaults under the Notes and the Indenture (described below under "--Consent Solicitation") and (ii) approval by the Company's stockholders of the Securities Issuances contemplated by the Purchase Agreement, the Company and the FS Funds will consummate the transactions contemplated by the Purchase Agreement and the Company will use the proceeds from the sale of the Series C Preferred Stock to pay off the principal of the FS Funds Bridge Notes. For additional information about the FS Funds Bridge Notes, please refer to the full text of the credit agreement relating to the
FS Funds Bridge Notes, a copy of which was filed with the SEC on May   , 2001
as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

   Amended Credit Facility. On May 2, 2001, the Company also entered into a Fourth Amended and Restated Credit Facility dated as of May 2, 2001 (the "Amended Credit Facility"). The principal amendments effected by the Amended Credit Facility provide (i) a waiver from the senior lenders for violations of all financial covenants and other provisions as of December 31, 2000 and through May 2, 2001, (ii) a shortening of the final maturity date of the facility from July 31, 2003 to January 5, 2003, (iii) approval of the issuance and sale of the FS Funds Bridge Notes, (iv) a permanent reduction in the maximum aggregate commitments and outstanding borrowings to $150 million by April 2002, (v) mandatory prepayments and further permanent reductions of maximum commitments upon qualifying assets sales, tax refunds, receivables collections, and equity and debt issuances (excluding the FS Funds Bridge Notes and the Series C Preferred Stock) and upon occurrence of Excess Cash Flows (as defined in the Amended Credit Facility), (vi) an increase in interest rates for all borrowings to prime plus 2.75%, (vii) the provision by the Company of certain additional collateral, (viii) modification of certain cross default provisions, including additional provisions regarding the FS Funds Bridge Notes, and (ix) the replacement of existing covenants with a rolling, quarterly minimum EBITDA covenant, a maximum capital expenditure covenant, and a loan to value covenant (all as defined in the Amended Credit Facility). Under the Amended Credit Facility, the failure by the Company to prepay in full the FS Funds Bridge Notes with the proceeds of the Securities Issuances by July 15, 2001 and the failure to obtain the requisite consents of the holders of the Notes to certain amendments to the Indenture by July 15, 2001 (as described below) will each constitute an "Event of Default," thereby entitling the senior lenders to accelerate the payment of outstanding indebtedness under the Amended Credit Facility. The senior lenders also received warrants to purchase up to 477,460 shares of common stock, initially exercisable at a price of $0.01 per share (collectively, the "Bank Warrants"). The Bank Warrants contain customary anti-dilution and adjustment provisions. The Bank Warrants and the underlying shares of common stock issuable upon exercise of the Bank Warrants may be sold back to the Company at a per share price equal to the greater of a pre-determined fixed price or the market value per share of the Company's common stock on the earlier of (i) the fifth anniversary of the date of original issuance, (ii) the sale of the Company,
(iii) any person other than the ING Holders (as defined in the Bank Warrants) acquiring 50% or more of the Company's voting rights or (iv) payment of all indebtedness under the Amended Credit Facility. For additional information about the Amended Credit Facility, please refer to the complete text of the
Amended Credit Facility, a copy of which was filed with the SEC on May   ,
2001 as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

   Consent Solicitation. On April 30, 2001, the Company commenced a consent solicitation of the holders of its Notes pursuant to which the Company is seeking, among other things, amendments to the financial covenants (including the Operating Coverage Ratio and the Consolidated Net Worth maintenance covenants) and certain other provisions of the Indenture relating to the Notes and the waiver of all defaults under the Notes and the Indenture from the period of December 31, 2000 through June 30, 2001. The consent solicitation is scheduled to expire on May 18, 2001, although the Company has reserved the right to extend the solicitation period. The Company's failure to obtain the requisite consents of the holders of the Notes to the proposed amendments and waiver will have a material adverse effect on the Company. Without the requisite consents, the Company will continue to be in default under the Indenture. In addition, the Amended Credit Facility provides that the Company's failure to obtain the requisite consents by July 15, 2001 will constitute an "Event of Default" under the Amended Credit Facility. In such event, the $75 million principal amount of Notes under the Indenture and all senior indebtedness outstanding under the Amended Credit Facility, approximately $159,957,000 million at May 2, 2001, could be accelerated and become immediately due and payable.

Summary Description of the Purchase Agreement

   The following is a summary of the Purchase Agreement. A copy of the Purchase Agreement was filed as an exhibit to the Company's Current Report on Form 8-K dated as of April 17, 2001.

   The Purchase Agreement provides that the Company will issue and sell 150,000 shares of Series C Preferred Stock to the FS Funds for $100 per share, or an aggregate purchase price of $15,000,000. In addition, the Company will issue the Closing Warrants and the Additional Warrants to the FS Funds at the closing of the sale of the Series C Preferred Stock. The Series C Preferred Stock will be convertible from and after the date of issuance at an initial conversion price of $2.50 per share. The Closing Warrants will be immediately exercisable from and after the date of issuance at an exercise price of $0.01 per share, and the Additional Warrants will become exercisable in increments of 750,000 shares of common stock, at an exercise price of $0.01 per share, in each quarter beginning July 1, 2001 under the circumstances described below under "--Terms of the Warrants."

   The Purchase Agreement contains representations and warranties relating to the Company's organization and qualification, capitalization, authorization and enforceability of the Purchase Agreement, filings with the SEC, financial statements, compliance with laws, consents and approvals, litigation, taxes, environmental matters, the offering of the Series C Preferred Stock and other related matters. The Purchase Agreement also contains covenants, including covenants by the Company to (i) provide the FS Funds reasonable access to information, (ii) file with the Delaware Secretary of State the "Certificate of Designation, Preferences and Rights of Series C Cumulative Convertible Participating Preferred Stock of ABC-NACO Inc.," (iii) amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock (as described in Proposal 4), (iv) provide the holders of the Series B-1 Preferred Stock (and the holders of the Series C Preferred Stock when it is issued) with the right to nominate three persons to the Company's Board of Directors (the "Preferred Stock Nominees"), and (v) obtain the approval of its stockholders to the Securities Issuances.

   Consummation of the transactions contemplated by the Purchase Agreement, including the Securities Issuances, is subject to various conditions, some of which have already been satisfied (such as the execution and delivery of the Amended Credit Facility, the issuance of shares of Series B-1 Preferred Stock in exchange for shares of Series B Preferred Stock, and the sale of the Company's Flow and Specialty Products Division to Matrix Metals LLC on May 2, 2001 for $24,000,000), and others of which have yet to be satisfied, including that:

  . The Company shall have executed and delivered the Amended and Restated
    Investors Rights Agreement, which provides the holders of the Series B-1 Preferred Stock and the Series C Preferred Stock with certain registration and Board representation rights;

  . The Company shall have taken all steps necessary to elect the Preferred
    Stock Nominees to the Company's Board of Directors (while the holders of the Series B-1 Preferred Stock have the right to nominate three persons for election at this annual meeting, the holders are only nominating one person, Mr. James L. Luikart);

  . The Company shall have obtained all stockholder approvals required by the NASD in connection with the transactions contemplated by the Purchase Agreement; and

  . The Company shall have successfully completed the consent solicitation of the holders of the Notes and thereafter amended the Indenture.

   The Purchase Agreement may be terminated at any time prior to the closing date:

  . By mutual consent of the Company and the FS Funds;

  . By the FS Funds if the closing does not occur by July 15, 2001;

  . By either party if any governmental body issues an order or takes any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Purchase Agreement; and

  . By the FS Funds if the Company fails to satisfy any of its conditions to closing.

   The Company has agreed to pay a termination fee of $3,000,000 to the FS Funds if the Purchase Agreement is terminated for any reason other than by mutual consent of the parties. In addition, the Company must pay up to $250,000 of the FS Funds' expenses in the event of any termination of the Purchase Agreement.

Terms of the Series C Preferred Stock

   The following is a summary of the terms of the Series C Preferred Stock as set forth in the proposed "Certificate of Designation, Preferences and Rights of Series C Cumulative Convertible Participating Preferred Stock of ABC-NACO Inc." (the "Series C Certificate of Designation").

   Dividends. The Series C Preferred Stock will bear dividends at a rate equal to ten percent (10%) per share per annum; provided, however, that the rate will increase to fifteen percent (15%) per share per annum upon the occurrence and continuance of certain specified default events. All dividends will be cumulative, will accrue on a daily basis beginning on the date of original issuance of the Series C Preferred Stock and will be payable semi-annually in arrears on July 31 and December 31 of each year in which any shares of the Series C Preferred Stock are outstanding; provided, however, that the payment of dividends on the shares of Series C Preferred Stock will be deferred until the second anniversary date of the original issuance of the Series C Preferred Stock.

   Conversion. The Series C Preferred Stock will be convertible, at the option of the holder, at any time, and from time to time, after the date of issuance, into shares of common stock at an initial conversion price of $2.50 per share. Accordingly, as of the date of issuance, the Series C Preferred Stock will be convertible into 6,000,000 shares of common stock. The Series C Preferred Stock contains anti-dilution provisions with respect to future issuances of the Company's equity securities and adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassifications or similar events affecting the Company's capital stock.

   Redemption. A holder of shares of Series C Preferred Stock will have the right to cause the Company to redeem in cash all of the holder's outstanding shares of Series C Preferred Stock at a redemption price equal to $200 per share plus accumulated dividends upon receipt of written notice from the Company of an event or transaction that could result in a Change of Control (as defined in the Series C Certificate of Designation). The Company has the right to redeem in cash the Series C Preferred Stock at any time after the third anniversary date of issuance if (i) the average Closing Common Stock Market Price (as defined in the Series C Certificate of Designation) for sixty
(60) consecutive trading days is greater than $7.50 per share and (ii) the average trading volume during such sixty (60) consecutive trading days is at least 75,000 shares per trading day.

   Voting. The Series C Preferred Stock will have the right to vote as a separate class on any proposal to (i) amend, alter or repeal any provision of the Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company, so as to affect, in any manner adverse to the holders of Series C Preferred Stock, the relative rights, preferences, qualifications, limitations or restrictions of the Series C Preferred Stock; (ii) increase the authorized number of shares of Series C Preferred Stock or create, authorize, designate or reclassify any authorized stock of the Company into, or increase the authorized amount of, or issue any capital stock or any securities convertible into or exchangeable or exercisable for any securities of the Company, ranking either as to payment of dividends, distributions of assets upon liquidation or otherwise or redemption, prior or senior to or pari passu with the Series C Preferred Stock; or (iii) create, authorize or issue any Junior Securities (as defined in the Series C Certificate of Designation), which are required to be redeemed by the Company at any time that any shares of Series C Preferred Stock are outstanding. In addition, the shares of Series C Preferred Stock will be entitled to vote for the election of directors, together with the shares of common stock and Series B-1 Preferred Stock, voting as a single class. For purposes of determining the number of votes that each share of Series C Preferred Stock is entitled to cast for the election of directors, each share will be treated as if it had been converted into that number of shares of common stock determined in accordance with the conversion provisions described above.

   Rank; Liquidation Preference. The Series C Preferred Stock will rank senior to the Company's common stock, the Series A Junior Participating Preferred Stock and each other class of capital stock thereafter issued by the Company. The Series C Preferred Stock will rank junior to the Series B-1 Preferred Stock. The liquidation preference for the Series C Preferred Stock will be an amount equal to $200 in cash per share plus accumulated dividends, and after payment in full of the Series C Preferred Stock liquidation preference, the remaining net assets of the Company available for distribution will be distributed ratably among the holders of the Series C Preferred Stock and the Series B-1 Preferred Stock on an as-converted basis and the holders of the common stock.

Terms of the Warrants

   The following is a summary of the terms of the Warrants.

   The Closing Warrants have an initial exercise price of $0.01 per share and are exercisable at any time during their ten (10) year exercise period. The Additional Warrants also have an initial exercise price of $0.01 per share and are exercisable in increments of 750,000 shares of common stock in each quarter beginning July 1, 2001 if the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA," as more fully defined in each Warrant) for the preceding twelve (12) month period is less than $70 million and no Sale (as defined generally in each Warrant to mean to (i) the sale of all the equity interests in the Company or (ii) the sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis) has occurred on or before the end of the previous quarter. The Closing Warrants and the Additional Warrants each contain a cashless exercise provision, permitting the holder, in lieu of paying the exercise price in cash, to surrender the Warrants for a number of shares of common stock determined by multiplying the number of shares of common stock underlying the Warrants by a fraction based on the exercise price of the Warrants and the fair market value of the common stock.

   The Closing Warrants and the Additional Warrants each contain (i) anti-dilution provisions with respect to future issuances of the Company's equity securities and (ii) adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassifications or similar events affecting the Company's capital stock.

Nasdaq Stockholder Approval Requirements

   The Company's common stock is listed on The Nasdaq Stock Market. NASD Rule 4350(i)(1)(D) requires stockholder approval of an issuance or potential issuance of shares representing 20% or more of the issuer's outstanding shares of common stock or voting power prior to the issuance of such securities at a price per share below the greater of book value or market value of the issuer's common stock. Specifically, NASD Rule 4350(i)(1)(D) requires that the issuer of stock in a non-public offering obtain stockholder approval prior to an issuance where (i) the securities issued are common stock or securities convertible into common stock, (ii) the price per share of the securities in the offering is less than the greater of book value or market value of the issuer's common stock and (iii) the proposed issuance would result in the issuance of 20% or more of the common stock or voting power of the issuer before the issuance. NASD Rule 4350(i)(1)(B) also requires stockholder approval of any issuance of securities that will result in a change of control of the issuer.

   The issuance and sale of the Series C Preferred Stock and the Warrants will, upon their conversion or exercise, result in the Company issuing shares of common stock in excess of 20% of its total number of shares of common stock outstanding for a price per share less than the book value or market value of the common stock. In addition, although the term "change of control" is not defined in the NASD Rules, it is possible that the Company's transactions with the FS Funds may be deemed to constitute a "change of control" in light of the significant common stock ownership by the FS Funds as a result of its conversion of Series C Preferred Stock and Series B-1 Preferred Stock and its exercise of the Warrants.

   Assuming the conversion of all shares of the Series C Preferred Stock at a conversion price of $2.50 per share, and the exercise of all Warrants, the Company would be required to issue an aggregate of 18,000,000 shares of common stock to the FS Funds. As of May 21, 2001, the record date for the annual meeting of stockholders, there were 19,872,242 shares of common stock issued and outstanding. Accordingly, the total number of shares of common stock to be issued upon conversion of the Series C Preferred Stock and upon exercise of the Warrants would constitute approximately 47.5% of the Company's issued and outstanding common stock, well in excess of the 20% threshold of NASD Rule 4350(i)(1)(D), and an amount likely to constitute a "change of control" within the meaning of NASD Rule 4350(i)(1)(B). The above numbers and percentages do not take into account the conversion of the Series B-1 Preferred Stock owned by the FS Funds (or any stock dividends paid on such shares) into shares of common stock.

   The closing price (or market value) of the Company's common stock on April 17, 2001, the date of the Purchase Agreement, was $2.68 per share, which is more than the $2.50 conversion price for the Series C Preferred Stock and more than the $0.01 exercise price for the Warrants. It is also possible that the closing price of the Company's common stock on the date of the closing of the Series C Preferred Stock will be greater than the $2.50 conversion price, in which case the Company would be precluded from issuing shares of common stock upon conversion of the Series C Preferred Stock unless it had obtained stockholder approval.

Risk Factors

   While the Company's Board of Directors unanimously recommends approval of the issuance of the Series C Preferred Stock and Warrants to the FS Funds and is of the opinion that the issuance would be fair to, and in the best interest of, the Company and its stockholders, the Company's stockholders should consider the following factors as well as other information (including the liquidation preference of $200 per share and the other terms of the Series C Preferred Stock) contained in the proxy statement in evaluating Proposal 3:

   Effect of Actual or Potential Future Conversion and Exercise Below Market Price. The Securities Issuances will substantially increase the number of shares of common stock the Company may issue below the then current market price of the common stock. The issuance of common stock upon the conversion of the Series C Preferred Stock and upon the exercise of the Warrants could have a depressive effect on the market price of, and may reduce the trading activity in, the common stock by increasing the number of shares of common stock outstanding.

   Dilution. If all shares of Series C Preferred Stock are converted and if all Warrants are fully exercised, and assuming no adjustments to the conversion price or exercise price, and no other issuances of, or conversions or exchanges of securities into, common stock, the number of shares of outstanding common stock would increase by approximately 47.5% and significantly dilute the ownership interests and proportionate voting power of the existing holders of common stock. Adjustments to or resets of the conversion price of the Series C Preferred Stock or the exercise prices of the Warrants would further dilute the ownership interests and voting power of existing stockholders. In addition, the issuance of the Series C Preferred Stock, the Warrants and the Bank Warrants will trigger an adjustment to the conversion price of the Series B-1 Preferred Stock which, in turn, will require the Company to reserve additional shares of common stock for issuance upon the conversion of the Series B-1 Preferred Stock.

   The FS Funds' Status as a Significant Stockholder. The FS Funds will, upon conversion of the Series C Preferred Stock and exercise of the Warrants, become a significant holder of the Company's common stock and, as such, will have significant voting power with respect to its shares. As a result and in light of the FS Funds' ownership of substantially all of the outstanding shares of the Series B-1 Preferred Stock and their pending ownership of the Series C Preferred Stock (see "Certain Beneficial Owners" above), the FS Funds may be able to affect the outcome of all matters brought before the stockholders, including a vote for the election of directors, the approval of mergers and other business combination transactions.

Principal Effects of Approval or Non-Approval

   If the stockholders approve the Securities Issuances (and the Charter Amendment described in Proposal 4), the Company may initially issue up to 12,000,000 shares of common stock upon the conversion of the Series C Preferred Stock and the exercise of the Closing Warrants. In addition, the Company may be required to issue up to an additional 6,000,000 shares of common stock upon the exercise of the Additional Warrants.

   If the stockholders do not approve the Securities Issuances (or the Charter Amendment described in Proposal 4), the Series C Preferred Stock and the Warrants will not be issued and the FS Funds Bridge Notes will remain outstanding at an interest rate of 7% per annum from May 2, 2001 to August 2, 2001 and thereafter until maturity in April 2002 at an interest rate of 18% per annum. In addition, failure to issue the Series C Preferred Stock and to use the proceeds therefrom to repay in full on or prior to July 15, 2001 the principal amount of the FS Funds Bridge Notes will constitute an "Event of Default" under the Amended Credit Facility. In such event, all senior indebtedness outstanding under the Amended Credit Facility, approximately $159,957,000 million at May 2, 2001, could be accelerated and become due and payable.

   Although a default under the Amended Credit Facility does not in itself constitute a cross-default under the Indenture for the Notes, payment defaults and non-payment defaults resulting in acceleration or judicial proceedings under the Amended Credit Facility would prohibit the Company from making any payments on the Notes.

   In the opinion of the Company's management, failure to approve the Securities Issuances or the Charter Amendment described in Proposal 4 will have a material adverse effect on the Company and your investment in the Company.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE SECURITIES ISSUANCES DESCRIBED HEREIN.

PROPOSAL 4--APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
            TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Introduction

   The Company's Board of Directors has unanimously adopted an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 100,000,000 shares. If the amendment is approved by stockholders, ARTICLE FOURTH, Section 1 of the Restated Certificate of Incorporation would be amended to provide, in pertinent part, that the total number of shares of capital stock that the Company is authorized to issue shall be 101,000,000, "consisting of 100,000,000 shares of Common Stock having a par value of $.01 per share, and 1,000,000 shares of Preferred Stock having a par value of $1.00 per share."

   The Company is currently authorized under its Restated Certificate of Incorporation to issue 25,000,000 shares of common stock. As of May 2, 2001, there were (i) 19,872,242 shares of common stock issued and outstanding, (ii) no shares of common stock issued and held by the Company as treasury stock, (iii) 3,523,306.8 shares of common stock reserved for issuance upon conversion of the Company's Series B-1 Preferred Stock, (iv) 477,460 shares reserved for issuance upon exercise of the Bank Warrants (as described under Proposal 3) and (v) 1,089,831 shares of common stock reserved for issuance under the Company's benefit plans or upon exercise of options issued under such plans. As a result, as of May 2, 2001, a total of 24,985,086 out of the 25,000,000 authorized shares of common stock have been issued or are otherwise accounted for, thus leaving the Company with only 14,914 shares of common stock available for future issuance.

Purpose and Effects

   The purpose of increasing the number of authorized shares of common stock is to provide additional authorized shares which may be issued for such corporate purposes as the Board of Directors determines in its discretion. As described in Proposal 3 above, the Company is required as a condition to closing under the Purchase Agreement to reserve an aggregate of 18 million shares of common stock for issuance upon the conversion of the Series C Preferred Stock and the exercise of the Warrants. In addition, the issuance of the Series C Preferred Stock, the Warrants and the Bank Warrants will trigger an adjustment to the conversion price of the Series B-1 Preferred Stock which, in turn, will require the Company to reserve additional shares of common stock for issuance upon the conversion of the Series B-1 Preferred Stock.

   In addition to the shares of common stock required in connection with the implementation of Proposal 3, the Company may have other corporate purposes for the additional shares of common stock, including stock splits, stock dividends or other distributions, future financings, acquisitions and incentive stock and employee benefit plans. The increase in the number of authorized shares of common stock would enable the Company to take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of stockholders.

   If the amendment is approved by stockholders, the Board of Directors would be authorized to issue any of the additional shares of common stock at such times, to such persons and for such consideration as it may determine, except as may otherwise be required by applicable law or the rules of The Nasdaq Stock Market. The Company has no existing plans, understandings or agreements for the issuance of any additional shares of common stock, except (i) the issuance of common stock described above in connection with Proposal 3 upon the conversion of the Series B-1 Preferred Stock and the Series C Preferred Stock and upon the exercise of the Warrants and the Bank Warrants and (ii) in connection with its employee benefit plans. When and if they are issued, the additional shares of common stock would have the same rights and privileges as the presently outstanding shares of common stock. Holders of common stock do not have preemptive rights to subscribe for or purchase any part of any issue of common stock or securities convertible into common stock.

   The decision of the Board of Directors to propose an amendment increasing the number of authorized shares of common stock did not result from any effort by any person to accumulate the Company's common stock or effect a change in control of the Company. One result of an increase, however, may be to help the Board of Directors discourage or render more difficult a change in control. For example, the additional shares could be issued to dilute the voting power of, create voting impediments for, or otherwise frustrate the efforts of, persons seeking to effect a takeover or gain control of the Company, whether or not the change of control is favored by a majority of unaffiliated stockholders. The Company could also privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. The issuance of any additional shares of common stock could also have the effect of diluting the equity of existing holders and the earnings per share of existing shares of stock.

   The Company has a preferred stock purchase rights plan that provides stockholders the right to purchase shares of common stock of the Company (or of an acquiring company) at half the market price in certain circumstances involving a potential change in control for the Company unless the rights are earlier redeemed by the Company as directed by the Board of Directors. The rights plan is intended as a means to protect the value of the stockholders' investment in the Company, while preserving the possibility of a fair acquisition bid. In addition, the Delaware General Corporation Law provides, among other things, that any beneficial owner of more than 15% of the Company's voting stock is prohibited, without the prior approval of the board, from entering into any business combination with the Company for three years from the date the 15% ownership interest is acquired. The Company's Restated Certificate of Incorporation and Amended and Restated By-Laws do not presently contain provisions that the Board of Directors considers to have an anti-takeover effect (other than the Company's classified board structure and certain supermajority voting requirements applicable to the number and classes of directors), and the Board of Directors has no present intention of proposing such measures in the future.

   If the proposed amendment to increase the number of authorized shares of common stock is not approved, the Restated Certificate of Incorporation will not be amended and the Company will be limited with respect to its issuance of additional shares of common stock. In addition, the Company will not be able to consummate the Securities Issuances, which, as described under Proposal 3 above, will trigger a default under the Amended Credit Facility.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

            SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

   Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2000, except that (i) Mr. Daniel W. Duval, the non-executive Chairman of the Board of the Company, filed a single late Form 4 in connection with one open market purchase of 1,000 shares of common stock, and (ii) Mr. Joseph A. Seher, former Chairman of the Board and Chief Executive Officer, filed a single late Form 4 in connection with an open market purchase of 4,200 shares of common stock.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

   To be considered for inclusion in proxy materials for the Company's 2002 annual meeting, stockholder proposals to be presented at such annual meeting must be in writing and be received by the Company no later than November 17, 2001.

   Other proposals that are not included in the proxy materials will be considered timely and may be eligible for presentation at the Company's 2002 annual meeting if they are received by the Company in the form of a written notice no later than December 20, 2002.

                                OTHER BUSINESS

   The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if a stockholder properly brings any other matters for action, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

                                          By Order of the Board of Directors,

                                          Mark F. Baggio
                                          Vice President, General Counsel and
                                          Secretary

May    , 2001

   The Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2000 is included as a part of the Company's Annual Report to Stockholders which accompanies this proxy statement and proxy card.

                                   EXHIBIT A

                                 ABC-NACO INC.

                            AUDIT COMMITTEE CHARTER

STATEMENT OF POLICY:

   The Charter of the Audit Committee shall be to oversee that management has established and maintains:

    . The reliability and integrity of the financial information which will be provided to the shareholders and others.

    . A system of internal control for finance and accounting providing an open avenue of communication between management, the internal auditors, the independent accountants, and the Board of Directors.

    . A process assuring compliance by the Company with all applicable laws, regulations and Company policy.

ORGANIZATION:

   The Audit Committee is a Committee of the Board of Directors.

   The Audit Committee shall be composed of three or more Directors who are independent of the management of the Company and are free of any relationship that would interfere with the exercise of his or her independent judgement as a Committee member.

   All members shall have a working familiarity with basic finance and accounting practice and at least one member shall have accounting or related financial management expertise.

   The Committee shall meet at least four times annually.

   The Committee shall also meet at least once annually with management, the Director of Internal Audit, the Vice President of Information Technology, and the independent accountants in separate executive sessions.

RESPONSIBILITIES AND DUTIES:

   The Audit Committee is expected to:

    . Documents and Reports

         1. Review and update the Charter at least annually as conditions dictate.

         2. Review the Company's annual financial statements, and other related public financial disclosures such as the 10-Q and 10-K, with the independent accountants prior to the earnings release.

         3. In consultation with the independent accountants and internal auditors, consider and approve, if warranted, recommended changes in the Company's accounting practices and reporting.

         4. Review the Company's annual budget to include the capital expenditure plan.

    . Independent Accountants

   The independent accountants are ultimately accountable to the Board of Directors and the Audit Committee.

         5. Recommend to the Board of Directors the selection of the independent accountants and approve the annual audit fees to be paid to the independent accountants.

         6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

         7. Periodically consult with the independent accountants without the presence of management about internal controls and the completeness and accuracy of the organization's financial statements.

         8. Confirm and assure the independence of the independent accountants. Review the nature of all services and related fees provided by the independent accountants.

    . Process Improvement and Risk Assessment

         9. Consider and review with management, the independent accountants and the Director of Internal Auditing:

                 The effectiveness of or weaknesses in the Company's internal controls, including computerized information systems controls and security, the overall control environment and accounting and financial controls.

                 Any significant findings and recommendations of the
              independent accountants and internal auditors, together with management's responses thereto, including the timetable for implementation of recommendations to correct internal control weaknesses.

                 Review with the Director of Internal Auditing and the
              independent accountants the coordination of the audit effort to assure completeness of coverage of key business controls and risks areas, reduction of redundant efforts, and the effective use of audit resources.

    . Ethical and Legal Compliance

         10. Participate in the establishment of a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

         11. Review with the Company's legal counsel legal compliance matters including corporate securities trading policies.

         12. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee, with full Board approval, shall be empowered to retain independent counsel, accountants, or others to assist it in any investigation.

         13. Perform any other activities consistent with this Charter, the Company's By-Laws and governing law, as the Committee or the Board deems necessary or appropriate.

         14. Minutes of all meetings of the Audit Committee shall be submitted to the Board of Directors of the Company.

                 PRELIMINARY COPY--FOR INFORMATION OF SEC ONLY

                                 ABC-NACO Inc.

                         335 Eisenhower Lane South

                          Lombard, Illinois 60148

                   Proxy Solicited by the Board of Directors

    for the Annual Meeting of Stockholders to be held on June 21, 2001

  The undersigned hereby appoints Vaughn W. Makary and James P. Singsank, and each of them individually, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of ABC-NACO Inc. to be held on June 21, 2001, and at any adjournments thereof, on the following proposals:

  1. Election of Directors.

    Nominees: Daniel W. Duval, Jean-Pierre M. Ergas, James L. Luikart and
      Vaughn W. Makary.

  2. Ratification of the appointment of Arthur Andersen LLP as independent public accountants.

  3. Approval of the issuance and sale of 150,000 shares of a new series of convertible preferred stock and warrants to purchase up to 12,000,000 shares of common stock, as well as the issuance of the underlying shares of common stock issuable upon conversion of the preferred stock and upon the exercise of the warrants (the "Securities Issuances").

  4. Approval of an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

  With respect to other matters that properly come before the annual meeting or any adjournment of the annual meeting, the proxies named above are authorized to vote upon those matters in their discretion.

  You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign, date and return this card.
                                  SEE REVERSE
                                      SIDE




                                                 ----
Please mark your vote as in this example.
 X

 When this proxy card is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR the election of directors, FOR proposal (2) below, FOR proposal (3) and FOR proposal (4) below.

The Board of Directors recommends a vote FOR each of proposal (1), (2), (3) and
                                (4) below.
                                      FOR
1. Election of Directors
                                    WITHHOLD
                                      FOR
                                    AGAINST
                                    ABSTAIN

2. Ratification of the appointment of the independent public accountants.
                        (see reverse side for Nominees)

FOR, except Withhold from the following nominees:
 -------------------------------------------------------------------------------

3. Approval of the Securities Issuances described herein.

4. Approval of an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

By signing this proxy card, you acknowledge receipt of the Notice of Annual Meeting of Stockholders to be held on June 21, 2001 and the proxy statement
dated May   , 2001.
Signature(s) ___________________Date ____________________________________, 2001

NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as an attorney, executor, administrator, or guardian, please give full title.